Diamond Sports Group Proposal to Unsecured Noteholders dated September 28, 2021 1 New Money Financing • $[600]mm of 1L notes at Diamond Sports Group, LLC • 3.5% backstop fee to be paid in cash • Cash proceeds from new money financing will be held in escrow, to be released upon commercial launch of DTC. New money and Tranche 1 to have a lien in escrowed cash, pending release. The “Commercial Launch” to be defined as the date that content is broadcast through the application and any revenue from the application is received. Special mandatory redemption to be at par. Exchange • Tranche 1: Roll-up of unsecured notes into up to $[100]mm of 1L notes on same terms as new money at par (to the extent DSG receives New Money Financing of less than $[600]mm 1L notes; otherwise Tranche 1 roll-up does not apply) ‒ Limited to lenders who provide new money financing ‒ Document tightening as compared with existing 1L notes, on terms to be agreed • Tranche 2: Roll-up of unsecured notes into 1L notes on substantially the same terms as existing secured notes at a [10]% discount ‒ Limited to holders who provide new money financing ‒ Same credit support and substantially consistent with the covenants as existing 1L notes • Tranche 3: Roll-up of unsecured notes into 1L notes on substantially the same terms as existing secured notes at a [30]% discount ‒ Same credit support and substantially consistent with the covenants as existing 1L notes Interest Rate • New money and Tranche 1: [9.000]% • Tranche 2: 7.625% • Tranche 3: 6.625% Maturity • New money and Tranche 1: October 2027 (6 years) with springing maturity to October 2025 (4 years) if 5.375% secured notes are not refinanced • Tranche 2 and 3: November 2026 (5 years); date of maturity must be at least 91 days outside of August 24, 2026 term loan maturity Call Protection • New money and Tranche 1: Callable at T+50 for life based on all payments to October 2027 maturity ‒ In connection with a refinancing of at least 90% of Diamond’s outstanding secured debt, the Company can redeem the new money at T+50 for three years, 106, 103, par thereafter • Call premium to be due and payable upon acceleration including automatic acceleration in bankruptcy DTC Matters • TBD FRE 408 For Settlement Discussion Only